Exhibit 99.1

Long Table Growth Corp. Announces Pricing of $150 Million Initial Public Offering

DALLAS, TX, June 03, 2026 (GLOBE NEWSWIRE) -- Long Table Growth Corp. (the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units are expected to commence trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “LTGRU” beginning on June 4, 2026. Each unit sold in the offering consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “LTGR” and “LTGRW,” respectively. The offering is expected to close on June 5, 2026, subject to customary closing conditions.

Long Table Growth Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it expects to target a prospective target business that fits within its management team’s historical areas of business expertise. The Company's management team’s long track record includes varied investments across financial technology, property technology, industrial technology/infrastructure and energy transition.

Santander is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 3, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Santander US Capital Markets LLC, 437 Madison Avenue, New York, New York 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, by telephone at 833-818-1602 or by visiting the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Investor Relations
ltp@longtablepartners.com